                           YEAR 2004 STOCK AWARD PLAN

1) Purpose. This Year 2004 Stock Award Plan (the 'Plan') of Skyway
   Communications Holding Corp. (the 'Company'), for selected consultants and advisors to the Company is intended to advance the best interests of the
   Company by providing stock-based compensation to consultants of the
   Company.

2) Administration. The Plan shall be administered by the Board of Directors of the Company (the 'Board') which shall keep the minutes of its proceedings with regard to the Plan and all records, documents, and data pertaining to its administration of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Board may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Board.
   The actions of the Board in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive, and binding on the parties.

3) Shares Available Under the Plan. The stock subject the Stock Awards shall be shares of the Company's Common Stock (the 'Common Stock'). The total number of shares of Common Stock available under the Plan shall not exceed in the aggregate 15,000,000. Such shares may be treasury shares or authorized but unissued shares.

4) Eligibility and Special Master. The individuals who shall be eligible to participate in the Plan shall be any consultant, advisor or other person providing services to the Company, provided the services are not related to any prohibited activity (hereinafter such persons may sometimes be referred to as the 'Eligible Individuals'). Prohibited Activity shall include the following:

   a) Any services in connection with the offer or sale of securities in a capital-raising transaction, any services that directly or indirectly promote or maintain a market for the Company's securities, and any services in connection with a shell merger.

      Mr. Richard Lough is initially appointed Special Master under the Plan. The
      Special Master shall be a person, who is not a recipient of shares under the Plan and not an officer or director of the Company. Prior to any issuance of shares under this Plan, the Special Master must receive (1) a written invoice or contract, and (2) a notarized affidavit from the proposed recipient stating the recipient knows and understands all requirements of stock issuance under Form S-8 and that the recipient, the contract and the services provided, or to be provided, there under are in full compliance with the requirements of Form S-8. The Special Master will then provide to the Board of Directors, the invoice or contract and the affidavit. Further, no shares may be issued under the Plan without a written resolution signed by the entire board of directors authorizing the contract and approving the share issuance under the Plan.

5) Instructions to Transfer Agent. The Company will provide instructions to the transfer agent that transfer agent not issue shares under this S-8 unless he receives all of the following:

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   a) Copy of the board resolution signed by the entire board of directors authorizing the contract and approving the share issuance under the
      Plan, b) Copy of the recipient's affidavit, and c) A stock issuance resolution signed by the Special Master.

6) Authority to Grant Stock Awards. The Board may award and issue shares of
   Common Stock under the Plan to an Eligible Individual ('Stock Award').
   Stock Awards may be made in lieu of cash compensation or as additional compensation.

7) Stock Awards in Lieu of Compensation. The Board shall grant Common Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of cash compensation.

8) Registration. The Company is obligated immediately upon a Stock Award to register securities covered by a Stock Award on Form S-8 pursuant to the
   1933 Act (as now in effect or as hereafter amended) and following the filing of the registration statement, the Stock Award shall be issued without restrictive legend.

9) Governing Law and Interpretation. This Plan shall be governed by the laws of the state of Nevada. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

10) Effective Date of Plan. The Plan shall become effective as of the date adopted by the Board of Directors (the 'Effective Date') and shall terminate on April 30, 2005.

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